                                                                    EXHIBIT 99.1



                       RACI HOLDING, INC. AND SUBSIDIARIES
             RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA (A)
                              (Dollars in Millions)


                                                --------------------------------------------------------------
                                                                          UNAUDITED
                                                --------------------------------------------------------------
                                                 QUARTER ENDED SEPTEMBER 30,       YEAR-TO-DATE SEPTEMBER 30,
                                                ----------------------------     -----------------------------
                                                    1999           1998             1999             1998
                                                -------------  -------------     ------------    -------------

Net Income from Operations (A)                        $ 10.8          $ 6.4           $ 18.0           $ 14.7

     Interest Expense                                    3.6            4.9             11.4             15.3
     Provision for Income Taxes                          6.0            5.1             11.5             10.4
     Depreciation and Amortization (B)                   4.1            4.0             11.9             11.8
     Other Noncash Charges (C)                           0.5            0.1              4.8              0.5
     Nonrecurring and Restructuring Expense (D)            -           (0.2)               -             (0.4)
                                                -------------  -------------     ------------    -------------
     Total                                              14.2           13.9             39.6             37.6
                                                -------------  -------------     ------------    -------------

     EBITDA                                           $ 25.0         $ 20.3           $ 57.6           $ 52.3
                                                =============  =============     ============    =============


Notes:

(A) EBITDA as presented may not be comparable to similar measures reported by other companies. Generally, EBITDA is defined to consist of net income
     (loss), adjusted to exclude cash interest expense, income tax expense, depreciation, amortization, noncash expenses and charges, gain or loss on sale or write-off of assets and extraordinary, unusual or nonrecurring gains, losses, charges or credits. EBITDA is presented to facilitate a more complete analysis of the Company's financial performance, by adding back non- cash and nonrecurring items to operating income, as an indicator of the Company's ability to generate cash to service debt and other fixed obligations. Investors should not rely on EBITDA as an alternative to operating income or cash flows, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, liquidity or ability to meet cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Company's operating income and cash flows.

(B) Excludes amortization of deferred financing costs of $1.3 and loss on early extinquishment of debt of $0.2 for the year-to-date period ended September 30, 1999 and $1.3 amortization of deferred financing costs for the comparable year-to-date period, which is included in interest expense.

(C) Noncash charges consist of a $3.1 stock subscription accrual, $1.3 pension accrual and $0.4 for loss on disposal of assets for the nine months ended September 30, 1999 and a $0.3 pension accrual and $0.2 for loss on disposal of assets in 1998.

(D) Nonrecurring and restructuring expenses excluded in calculating EBITDA consist of $0.2 nonrecurring professional fee, related to a proposed transaction that was not consummated, offset by $0.2 write-down of restructuring accrual for the year-to-date period ended September 30, 1999 and a $0.8 write-down of restructuring accrual and $0.4 accrual for nonrecurring legal in the same period for 1998.